Exhibit 99.1

     Revlon Announces Upsizing of Term Loan Add-On to Bank Credit Agreement

NEW YORK, July 17, 2006--Revlon, Inc. (NYSE: REV) provided an update to its recent July 12, 2006 announcement that its wholly-owned operating subsidiary, Revlon Consumer Products Corporation ("RCPC"), is seeking an amendment to its 2004 bank credit agreement to, among other things, add $75 million to the credit agreement's term loan facility. Revlon today announced that due to the positive support from the lender group, the proposed term loan add-on to RCPC's existing $700 million term loan facility would be increased by an additional $25 million to a total add-on of $100 million.

The proposed credit agreement amendment described in this press release is expected to be consummated in late July 2006, subject to market and other customary conditions, including receipt of consents from the appropriate lenders. There can be no assurances that this transaction will be consummated.

About Revlon

Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com, www.vitalradiance.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company's brands include Revlon(R), Almay(R), Vital Radiance(R), Ultima(R), Charlie(R), Flex(R), and Mitchum(R).

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about plans, strategies, beliefs and expectations of Revlon, Inc. and RCPC (together, the "Company"), are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and, except for the Company's ongoing obligations under U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitation, the Company's expectations and estimates about future events, including the Company's plans to secure the proposed amendment to the credit agreement, as well as the terms and conditions of such proposed amendment. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the SEC, including the Company's 2005 Annual Report on Form 10-K, Form 10-Qs and Form 8-Ks filed with the SEC during 2006 (which may be viewed on the SEC's website at http://www.sec.gov or on Revlon, Inc.'s website at http://www.revloninc.com), as well as difficulties, delays, unexpected costs or the Company's inability to consummate, in whole or in part, the proposed amendment to the credit agreement, including due to market conditions or other factors. Factors other than those listed above could also cause the Company's results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, the Company's websites or other websites referenced herein shall not be incorporated by reference into this release.

CONTACTS:  Revlon, Inc.

  Investor Relations:                     or        Media:
  Maria A. Sceppaguercio, 212-527-5230             Scott Behles, 212-527-4718

SOURCE: Revlon, Inc.